Exhibit 99.1

Contacts:	Keith Hall	Brian Regan
	Senior Vice President and CFO	Vice President of Finance
	(704) 944-8580	(704) 944-8531
	Khall@lendingtree.com	bregan@lendingtree.com

LendingTree Reports Revenue of $45.0 Million and
Earnings Per Share of $0.25 for Second Quarter 2003

•	Quarterly revenue of $45.0 million increases 15% over previous quarter and 84% over the second quarter of 2002.

•	Net income available to common shareholders is $7.6 million, or $0.25 per diluted share. Earnings for the quarter are favorable to the previous quarter by $2.5 million, or 48%, and are improved over the previous year’s quarterly loss of $1.1 million.

•	Value of closed loans facilitated by LendingTree exchange during the quarter reaches $9.8 billion, an increase of 17% over the previous quarter and 126% more than the same quarter in 2002.

•	Company increases 2003 financial outlook.

CHARLOTTE, N.C., July 22, 2003 — LendingTree, Inc. (NASDAQ: TREE), the leading online lending exchange, today announced financial results for its second quarter ended June 30, 2003, continuing its trend of record revenue and earnings. For the quarter, the Company posted revenue of $45.0 million, which is $5.8 million, or 15%, greater than the first quarter of 2003 and $20.5 million, or 84%, greater than the revenue for the second quarter of 2002. Total revenue for the first half of 2003 was $84.2 million, which represents growth of 84% over the same period last year.

Net income available to common shareholders in the second quarter was $7.6 million, or $0.25 per diluted share, which was $2.5 million, or 48%, over the previous quarter and $8.8 million favorable to the loss incurred during the same quarter in 2002. The net income available to common shareholders for the first half of 2003 was $12.7 million, or $0.43 per diluted share, representing an improvement of $16.7 million, or $0.63 per share, over the same period in 2002.

During the second quarter, the number of consumer loan requests transmitted to lenders grew to more than 692,000, an increase of 5% over the previous quarter and 89% over the second quarter of 2002. The total number of transmitted loan requests for the first half of 2003 was nearly 1.4 million, which is 80% higher than the previous year. Closed loans facilitated by the lending exchange increased to $9.8 billion, which represents growth of 17% over the first quarter and 126% over the same quarter last year. This brings year-to-date closed loan volume to nearly $18.0 billion, more than double the previous year’s total of $8.3 billion.

Doug Lebda, founder and CEO, stated, “During the second quarter, we continued our trend of sequential quarterly revenue growth, which we have achieved in each of our fourteen quarters as a public company. Once again, we grew quarterly revenue, contribution margin, net income, and the volume of loans and real estate transactions facilitated by our exchange to record levels. While much of this success was driven by many marketing initiatives put into place this year, such as new television and radio advertising and expanded relationships with key online partners, LendingTree continues to work diligently toward expanding the capacity and effectiveness of our lending and realty services networks. This is evident in our average closing rate for both loans and realty services, which were at 14.4% and 7.3%, respectively.”

Lebda continued, “We continue to be encouraged by the strong quarterly results of our realty services exchange. Realty services requests grew to nearly 42,000 in the second quarter, 18% more than the previous quarter and 134% over the same quarter in 2002. Revenue earned from realty services was $3.8 million, exceeding the previous quarter by 57%, with year-over-year growth of 42%. Realty services requests improved during the first six months of the year to 77,000, generating twice the volume versus the same period in 2002.”

Keith Hall, senior vice president and CFO, stated, “Our diluted EPS this quarter includes approximately $0.04 per share of expenses related to the pending transaction with IAC/InterActiveCorp. Excluding these costs, our diluted EPS would have been $0.29 per share. As a result of the continued improvement in our key metrics, our average revenue per transmitted consumer request grew to $60.35, improving 9% over the previous quarter. Higher revenue per transmit resulted in a contribution margin per transmit of $28.24, which was favorable to the prior quarter by 14%. Consequently, LendingTree added $7.1 million in cash to its balance sheet during the quarter. We now have $34.0 million in total cash at the end of the quarter, with no outstanding debt.”

Hall added, “Based on the strength of our business metrics and the continued adoption of the Internet by consumers seeking online real estate and lending services, we are raising our full year 2003 guidance for revenue by approximately 10% and earnings by more than 20%. Our guidance for the remainder of the year excludes any additional transaction costs associated with our pending transaction with IAC.”

The information in the preceding paragraph is based on current expectations. Actual results may differ materially. These statements are forward-looking and do not reflect the potential impact of events that may occur after the date of this release, including the risks described below under the caption “Disclosure Regarding Forward-Looking Statements.”

(all figures in millions, except %, per share and per transmit data)

2003 P&L Data	Q1	Q2	YTD

Revenue

Loan Exchange	$36.0	$40.5	$76.5

Realty Exchange	$2.4	$3.8	$6.2

Other	$0.7	$0.7	$1.4

Total Revenue	$39.2	$45.0	$84.2

Gross Profit	$32.6	$38.2	$70.8

Gross Profit %	83.3%	84.9%	84.1%

Variable Marketing Expense[1]	$15.1	$16.8	$31.9

Contribution Margin[2]	$17.5	$21.4	$38.9

Contribution Margin %[2]	44.8%	47.6%	46.2%

Other Operating Exp.[3]	$11.8	$13.4	$25.2

Net Interest Income	$0.1	$0.2	$0.3

Net Income	$5.8	$8.2	$14.0

Dividends and Accretion on Preferred Stock	$0.6	$0.6	$1.2

Net Income Available to Common Shareholders	$5.1	$7.6	$12.7

EPS – Diluted	$0.18	$0.25	$0.43

Pro Forma After-Tax EPS[4]	$0.11	$0.16	$0.27

Weighted Average Common Shares — Diluted[5]	32.3	33.3	32.8

[1]	Variable Marketing Expense is a component of Marketing and Advertising Expense, which was $18.1 million and $19.4 million in the first and second quarters, respectively, as disclosed in the Company’s unaudited financial statements. Variable Marketing Expense is comprised of all media advertising, affiliate network costs, and strategic partner costs, which totaled $15.1 million and $16.8 million in the first and second quarters, respectively. The remaining $3.0 million and $2.6 million of Marketing and Advertising Expense for the first and second quarters, respectively, is other marketing and advertising expense that is part of Other Operating Expense and is considered by management to be less correlated to producing incremental revenue than Variable Marketing Expense since Variable Marketing Expense is directly associated with the cost of attracting consumers to our website, telephone channel, or partner websites.

[2]	Contribution Margin is calculated as Gross Profit less Variable Marketing Expense (see footnote [1]), and Contribution Margin % is Contribution Margin divided by Total Revenue.

[3]	Other Operating Expense is Total Operating Expense, which was $26.9 million and $30.2 million in the first and second quarters, respectively, as disclosed in the Company’s unaudited financial statements, less Variable Marketing Expense (see footnote [1]). Other Operating Expense in 2003 consists of Product Development Expense, Marketing and Advertising Expense less Variable Marketing Expense (see footnote [1]), and SG&A Expense.

[4]	Pro Forma After-Tax EPS is calculated by applying a hypothetical 38% tax rate to Net Income Per Diluted Common Share, as disclosed in the Company’s unaudited financial statements. Due to its ability to carry forward historical Net Operating Losses, the Company does not expect to pay taxes in 2003. Management believes that it is useful to provide Pro Forma After-Tax EPS until the Company pays taxes so that an investor can analyze earnings comparable to other companies currently paying taxes and consistent with future after-tax earnings of the Company. The actual tax rate in future periods may vary from the estimated tax rate used above.

[5]	For the quarter ended June 30, 2003, diluted weighted average common shares outstanding include 23.1 million basic common shares and 10.2 million weighted average potential common shares. Potential common shares consist of: 1) 6.3 million shares issuable upon the assumed conversion of the 5.8 million shares of outstanding convertible preferred stock, and 2) 3.9 million net shares issuable under the treasury stock method from the 5.8 million options and warrants outstanding. As of June 30, 2003, the Company has 23.7 million common shares issued and outstanding.

2003 Key Metrics	Q1	Q2	YTD

Transmitted Loan and Realty Requests (000’s)	696	734	1,430

Per Transmit Metrics:

Revenue	$55.18	$60.35	$57.83

Variable Marketing Exp	$21.64	$22.87	$22.27

Cost of Revenue	$8.83	$9.23	$9.04

Total Contribution Margin	$24.71	$28.24	$26.52

Conference Call Information: LendingTree has scheduled a conference call to discuss the company’s financial results for the second quarter of 2003 on Wednesday, July 23rd at 8:30 a.m. EST. To listen to the conference call, please dial (888) 799-0558. The conference call will also be available live via Webcast at www.lendingtree.com. Please note that no audio or Webcast replays will be available.

About LendingTree, Inc.
Founded in 1996, LendingTree (NASDAQ: TREE) is the leading online lending Exchange that connects consumers, Lenders, REALTORS®, and related service providers. The LendingTree Exchange is made up of more than 200 banks, lenders, and brokers (Lenders) and has facilitated more than $55 billion in closed loans since inception. More than 10 million consumers have accessed the LendingTree Exchange through the Company’s site at www.lendingtree.com and through online and offline partners. Loans available via the LendingTree Exchange include home mortgage, home equity, automobile, personal, debt consolidation, and credit cards. LendingTree is the No. 1 brand in the online lending market for consumers, with 67 percent national awareness. The LendingTree Lend-X technology has been cited as ‘the platform of choice’(a) for online lending and has been adopted by industry leaders to power their online lending initiatives. The LendingTree Realty Services offering connects consumers to a nationwide network of approximately 9,000 REALTORS®. The Company’s services and products are specifically designed to empower consumers, Lenders, and related service providers throughout the lending process, delivering convenience, choice, and excellent value.

(a)	Resuscitating Mortgage Lending. Forrester Research, March 2001

REALTOR® — A registered collective membership mark that identifies a real estate professional who is a member of the National Association of REALTORS® and subscribes to its strict Code of Ethics.

Disclosure Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements and information regarding: LendingTree’s anticipated financial performance for the remainder of 2003, continued strength in the Company’s business metrics, continued adoption of the Internet by consumers seeking online lending and real estate services, business prospects, new developments, new merchandising strategies and similar matters, and/or statements preceded by, followed by or that include the words, “believes,” “could,” “should,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks” or similar expressions. These statements are based on management’s current expectations or beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer demand or acceptance; the willingness of lending institutions to offer their products over the Internet; further changes in the Company’s relationships with existing lenders, companies, and/or strategic partners; the Company’s ability to attract and integrate new lending companies and strategic partners; implementation of competing Internet strategies by existing and potential lending participants; implementation and acceptance of new product or service offerings; consumer lending industry regulation; competition in all aspects of the Company’s business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

# # #

LendingTree, Inc.
Operating Statistics by Product
For the Quarter Ended June 30, 2003

	LendingTree Exchange

							Lending
		Home		Credit			Exchange	Realty
	Mortgage	Equity	Auto	Card		Personal	Sub-Total	Services	Total

Volume
Loan/Real Estate Requests Transmitted:
Number	373,050	84,820	134,659	69,053		30,496	692,078	41,550	733,628
Volume of Requests (in $ millions)	$62,305	$4,141	$2,151	$345		$266	$69,208	$9,724	$78,931

Transactions Closed in Q2 2003
Number	39,911	18,494	12,722	5,841	(1)	5,222	82,190	1,735	83,925
Volume of Transactions Closed (in $ millions)	$8,184	$1,247	$236	$29	(1)	$65	$9,761	$406	$10,167

Conversion Rates
Transmit Rate	82.0%	82.8%	62.1%	91.1%		28.7%	64.1%		65.4%

Static Pool Close Rate (Quarterly Average)(2)	11.8%	19.5%	19.3%	7.5%	(3)	48.5%	14.4%	7.3% (6)	14.2%

Revenue (in $000’s)
Exchange Revenue	$29,462	$7,753	$1,579	$261	(1)	$579	$40,504 (4)	$1,343	$41,846
Affinity Partner Revenue								2,425	$2,425
Other Revenue									724

Total Revenue	$29,462	$7,753	$1,579	$261		$579	$40,504	$3,768	$44,996

Average Revenue per Transmit	$78.98	$91.41	$11.73	$3.77		$18.99	$58.52	$90.68	$60.35

Other Data
Number of Lenders/Realty Agencies	166	65	14	5		3	212 (5)	659

(1)	Includes credit card cross-sell activity.

(2)	The static pool close rate incorporates the average time lag between the submission of a loan request (a “QF”) and the closure of a loan. It represents the closure rate of approved QFs from a static pool of requests submitted in the most recent month with a complete closure cycle. A static pool is considered to have a complete closure cycle after 120 days from the month in which a mortgage QF was submitted, 90 days after a home equity QF was submitted, 60 days after an auto or personal QF was submitted, and less than 30 days after a credit card QF was submitted.

(3)	The close rate for credit cards represents the percentage of cards transmitted via the Network that resulted in card issuances in the first quarter (excluding credit card cross-sell activity).

(4)	Total Lending Exchange Revenue does not add across as the total includes Set-Up Fees, and Adaptive Marketing Fees.

(5)	Number of Lenders does not add across because a lender can offer multiple loan products. The total lender number is the discrete number of LendingTree Exchange participants.

(6)	The static pool closing cycle for a real estate referral is 180 days from the month in which a real estate referral was submitted.

LendingTree, Inc.
Exchange Operating Statistics by Marketing Channel
For the Quarter Ended June 30, 2003

		Strategic/Affinity		Cross-sell/
	LT.com	Partners	Affiliates	Other	Total

Revenue (in $000’s)
Lending Exchange Revenue	$29,134	$6,601	$3,835	$933 (1)	$40,504
Realty Exchange Revenue	1,282	2,445	41		3,768
Other Revenue		724			724

Total Revenue	$30,416	$9,770	$3,877	$933	$44,996

Exchange Marketing & Advertising (3)
Variable Marketing & Advertising Costs (in $000s) (2)	$10,886	$3,732	$2,161		$16,779

Volume
Loan Requests Transmitted (3)	448,268	159,876	125,484		733,628

Exchange Per Transmit Metrics (3)
Revenue	$67.85	$61.11	$30.89	$0.00	$60.35
Variable Marketing & Advertising Costs	24.28	23.34	17.22	0.00	22.87

Variable Marketing Contribution Margin	$43.57	$37.76	$13.67	$0.00	$37.48

(1)	Includes Credit Card Cross-sell Fees, Set-up Fees, and Adaptive Marketing Fees.

(2)	Variable Marketing & Advertising includes working media advertising, affiliate network costs and Lend-X network costs.

(3)	Variable marketing costs, loan requests transmitted and average exchange revenue per transmit excludes Lend-X revenue.

LendingTree, Inc.
Consolidated Balance Sheets

	June 30,	December 31,
	2003	2002

	(unaudited)
	($ in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$31,105	$22,708
Restricted cash	2,893	4,479

Total cash and cash equivalents and restricted cash	33,998	27,187
Accounts receivable, net of allowance for doubtful accounts	28,509	16,892
Prepaid expenses and other current assets	1,645	1,010

Total current assets	64,152	45,089
Equipment, furniture and leasehold improvements, net	4,035	1,717
Projects in process	555	1,468
Software, net	1,287	965
Intangible assets, net	172	1,330
Other assets	200	118

Total assets	$70,401	$50,687

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,945	$6,952
Deferred revenue	513	417
Accrued incentive and other compensation	3,940	5,095
Accrued professional services and other fees	3,464	284
Accrued consumer promotional costs	1,529	1,324
Accrued other expenses	992	1,422
Current portion capital lease obligations	911	619

Total current liabilities	17,294	16,113
Long-term deferred revenue and other non-current liabilities	1,227	927
Capital lease obligations	784	311
Commitments and contingencies
Mandatorily redeemable securities
Series A convertible preferred stock, $.01 par value, 8% cumulative, 6,885,715 shares authorized, 5,825,247 shares and 5,996,676 shares issued and outstanding at June 30, 2003 and December 31, 2002, respectively	21,383	21,691
Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized, 23,787,950 and 22,823,920 shares issued at June 30, 2003 and December 31, 2002, respectively	238	228
Treasury stock (122,115 shares at June 30, 2003 and 237,673 shares at December 31, 2002, at cost)	(791)	(1,518)
Additional paid-in-capital	134,581	131,357
Accumulated deficit	(104,171)	(118,163)
Deferred compensation	(144)	(214)
Notes receivable from officers	—	(45)

Total shareholders’ equity	29,713	11,645

Total liabilities and shareholders’ equity	$70,401	$50,687

LendingTree, Inc.
Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2003	2002	2003	2002

	(in thousands, except per share data)		(in thousands, except per share data)
Revenue:
Exchange	$44,272	$23,139	$82,684	$42,767
Other	724	1,328	1,469	2,968

Total revenue	44,996	24,467	84,153	45,735

Cost of revenue:
Exchange	6,637	3,852	12,818	7,101
Other	165	282	550	602

Total cost of revenue	6,802	4,134	13,368	7,703
Gross profit:
Exchange	37,635	19,287	69,866	35,666
Other	559	1,046	919	2,366

Total gross profit	38,194	20,333	70,785	38,032
Operating expenses:
Product development	1,041	952	2,059	1,830
Marketing and advertising	19,420	12,213	37,491	22,894
Sales, general and administrative	9,713	7,811	17,515	14,670

Total operating expenses	30,174	20,976	57,065	39,394

Income (loss) from operations	8,020	(643)	13,720	(1,362)
Interest income	298	301	421	423
Interest expense, financing and other charges	(83)	(102)	(149)	(217)

Income (loss) from operations before income taxes	8,235	(444)	13,992	(1,156)

Provision (benefit) for income taxes	—	—	—	—

Net income (loss) from operations	8,235	(444)	13,992	(1,156)

Accretion of mandatorily redeemable preferred stock	(173)	(175)	(343)	(344)
Dividends on preferred stock	(453)	(517)	(908)	(2,477)

Net income (loss) available to common shareholders	$7,609	$(1,136)	$12,741	$(3,977)

Net income (loss) per common share — basic	$0.33	$(0.05)	$0.56	$(0.20)

Net income (loss) per common share — diluted	$0.25	$(0.05)	$0.43	$(0.20)

Weighted average shares used in basic net income (loss) per common share calculation	23,134	20,805	22,899	20,092

Weighted average shares used in diluted net income (loss) per common share calculation	33,335	20,805	32,775	20,092

LendingTree, Inc.
Consolidated Statements of Cash Flows
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2003	2002	2003	2002

	($ in thousands)		($ in thousands)
Cash flows provided by (used in) operating activities:
Net income (loss)	$8,235	$(444)	$13,992	$(1,156)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,197	1,887	2,385	3,804
Loss on disposal of fixed assets	5	—	5	—
Provision for doubtful accounts	64	274	144	304
Non-cash equity based compensation charges	67	446	133	683
Changes in assets and liabilities:
Advertising escrow	3,345	(2,819)	1,514	(6,490)
Accounts receivable	(6,574)	(2,128)	(11,761)	(2,777)
Prepaid expenses and other assets	(100)	868	(735)	213
Accounts payable	(1,188)	1,518	(1,007)	992
Deferred revenue	297	(141)	427	(857)
Accrued expenses and other liabilities	2,955	(2,093)	1,770	(1,675)

Net cash provided by (used in) operating activities	8,303	(2,632)	6,867	(6,959)

Cash flows provided by (used in) investing activities:
Deposits to restricted cash	(6)	(273)	(12)	(373)
Release of restricted cash	—	485	84	783
Investments in software	(577)	(125)	(907)	(822)
Purchases of equipment, furniture, leasehold improvements	(227)	(353)	(756)	(289)

Net cash provided by (used in) investing activities	(810)	(266)	(1,591)	(701)

Cash flows provided by (used in) financing activities:
Proceeds from sales of common stock and exercise of warrants and stock options	3,155	2,330	3,881	3,483
Sale of treasury stock for employee stock purchase plan	560	621	625	620
Payment of capital lease obligations	(304)	(234)	(532)	(464)
Proceeds from private placement on common stock	—	5,642	—	5,642
Payment of dividends — Series A convertible preferred stock	(443)	—	(898)	—
Net short-term borrowings (repayments)	—	(4,742)	—	—
Proceeds from repayment of officer note	—	—	45	23

Net cash provided by (used in) financing activities	2,968	3,617	3,121	9,304

Net increase (decrease) in cash and cash equivalents	10,461	719	8,397	1,644
Cash and cash equivalents, beginning of period	20,644	4,325	22,708	3,400

Cash and cash equivalents, end of period	$31,105	$5,044	$31,105	$5,044